Exhibit 99.1

ARGON ST, Inc.
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

     NEWS RELEASE
For Immediate Release

Argon ST, Inc. Board Adopts Majority Vote Standard for Election of Directors

FAIRFAX, VA—March 6, 2007—Argon ST, Inc. (NASDAQ:STST), a leading systems engineering, development and services company providing full-service command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR) systems and services to a wide range of defense and intelligence customers, today announced that on February 28, 2007, the Board of Directors amended the Company’s Amended and Restated Bylaws to require directors to be elected by majority vote. Under the Bylaw amendment, each director in an uncontested election will be elected by a majority, rather than a plurality, of the votes cast in the voting for that director. Any director who receives less than a majority of the votes cast in the voting for that director must submit his or her resignation to the Board. The Board will take action to accept or reject the resignation and publicly disclose its decision and rationale behind it within 90 days of the certification of the election results.

Terry Collins, Chairman and CEO, stated: “Our board has taken this action as part of our regular review of corporate governance policy and we believe that this action is in the best interest of our shareholders and our shareholders’ ability to influence corporate governance.”

CONTACT:	Darrell Campbell darrell.campbell@argonst.com

www.argonst.com

703.828.2193